EX-99.e.1.iii

Delaware Distributors, L.P.
100 Independence, 610 Market Street
Philadelphia, PA 19106-2354

July 23, 2021

Delaware Group Cash Reserve
100 Independence, 610 Market Street
Philadelphia, PA 19106-2354

Re:	Expense Limitations

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”) agrees that in order to improve the performance of the Delaware Investments Ultrashort Fund (the “Fund”), a series of Delaware Group Cash Reserve, the Distributor shall waive all of the Rule 12b-1 (distribution) fees applicable to the Fund’s Class A and Class C shares for the period from July 29, 2021 through July 29, 2022.

The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By:	/s/ Brett D. Wright
	Name:	Brett D. Wright
	Title:	President

Your signature below acknowledges
acceptance of this Agreement:

Delaware Group Cash Reserve

By:	/s/ Shawn K. Lytle
	Name:	Shawn K. Lytle
	Title:	President & Chief Executive Officer
	Date:	July 23, 2021